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                                                                   Exhibit 3.1.3

                            CERTIFICATE OF AMENDMENT
                                       TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                        ON-POINT TECHNOLOGY SYSTEMS, INC.

          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   The name of the corporation is On-Point Technology Systems, Inc.

2. Article FOURTH of the Amended and Restated Articles of Incorporation of the corporation is amended to read as follows:

          "FOURTH: The corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock." The number of shares of Preferred Stock authorized to be issued is 2,000,000 shares, with or without par value, as determined by the board of directors, and the number of shares of Common Stock authorized to be issued is 13,333,334 shares, with a par value of three cents ($0.03) per share.

          The Preferred Stock may be divided into such number of classes or series as the board of directors may determine by resolution. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

3. The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the foregoing amendment to the Amended and Restated Articles of Incorporation is: more than 50%.

DATED: December 14, 2000.

/s/ Frederick Sandvick                             /s/ John H. Olbrich
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Frederick Sandvick, President                        John H. Olbrich, Secretary